Exhibit 23.4

Consent of Person Named as About to Become a Director

In connection with a Registration Statement on Form S-4 (File No. 333-116066) and a Registration Statement on Form S-1 (File No. 333-116067) and all amendments, including post-effective amendments, to the Registration Statements (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933) filed by Gold Kist Holdings Inc. with the Securities and Exchange Commission (as it may be amended from time to time, including any post-effective amendment, the “Registration Statements”), the undersigned expects to be elected to the Board of Directors of Gold Kist Holdings Inc., as described therein. As of the effective time of the Registration Statement, I will not be a member of the Board of Directors of Gold Kist Holdings Inc., and I am not required to sign the Registration Statement.

I hereby consent to being named in the Registration Statements as a future member of Gold Kist Holdings Inc. Board of Directors, and to the filing of the Registration Statements as contemplated by Gold Kist Holdings Inc.

Dated: July 8, 2004

/s/ Ray A. Goldberg
Ray A. Goldberg